                                                                    Exhibit 10.2

                          CORPORATE SERVICES AGREEMENT

                                     BETWEEN

                            UCAR CARBON COMPANY INC.
                                       AND

                              UCAR GRAPH-TECH INC.

                                TABLE OF CONTENTS


                                                                            PAGE


ARTICLE 1 - GENERAL DESCRIPTION OF SERVICES; AFFILIATES                        3
ARTICLE 2 - SERVICES TO BE PROVIDED                                            5
ARTICLE 3 - PERIOD OF SERVICES: TERM                                           5
ARTICLE 4 - COMPENSATION; PAYMENT                                              6
ARTICLE 5 - REPRESENTATIONS                                                    7
ARTICLE 6 - INDEPENDENT CONTRACTOR                                             7
ARTICLE 7 - TAXES                                                              7
ARTICLE 8 - CLAIMS                                                             9
ARTICLE 9 - INDEMNITY                                                          9
ARTICLE 10 - FORCE MAJURE                                                     10
ARTICLE 11 - CONFIDENTIALITY                                                  11
ARTICLE 12 - NOTICES                                                          12
ARTICLE 13 - MISCELLANEOUS                                                    13
SCHEDULE 1
     Schedule 1.1
     Schedule 1.2
SCHEDULE 2
SCHEDULE 3

                          CORPORATE SERVICES AGREEMENT

         SERVICES AGREEMENT made as of this 1st day of January, 2000 between UCAR Carbon Company Inc., a Delaware corporation ("UCAR"), and UCAR Graph-Tech Inc., a Delaware corporation ("Graph-Tech").


                                   WITNESSETH:


         WHEREAS, on January 1, 2000 (the "Closing Date"), UCAR transferred the assets and liabilities of its natural, acid-treated and flexible graphite businesses to Graph-Tech (the "Transfer") pursuant to a Transfer Agreement between UCAR and Graph-Tech (the "Transfer Agreement"); and

         WHEREAS, it is the intention of the parties that certain services performed prior to the Transfer by UCAR for Graph-Tech shall continue to be provided after the Transfer; and

         WHEREAS, subject to the terms and conditions set forth herein, each party to this Agreement desires to have the other party render or cause to be rendered the services more specifically described hereinafter;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1 - GENERAL DESCRIPTION OF SERVICES; AFFILIATES

              1.01 As used herein, the terms "Services" shall mean the services described in Schedules 1 and 2 attached hereto and listed below which will be supplied by UCAR or its subsidiaries or affiliates to Graph-Tech and its domestic subsidiaries and the services described in
         Schedule 3 attached hereto which will be supplied by Graph-Tech or its subsidiaries to UCAR and its domestic subsidiaries and affiliates. References herein to subsidiaries of UCAR shall not include Graph-Tech or its subsidiaries and references herein to affiliates of Graph-Tech shall not include UCAR International Inc. or its subsidiaries (other than Graph-Tech and its subsidiaries).


                  1.02 The purpose of this Agreement is to enable both parties to continue to operate in the same manner as before the Closing Date. In general, the type, quality (which includes timeliness, care and skill) and level of utilization of the Services after the Closing Date shall be the same as the type, quality and level of utilization of the comparable services prior to the Closing Date except (i) as otherwise set forth herein or as reasonably requested by either party and (ii) that, in no event, shall the quality of the Services supplied hereunder be less than the quality of comparable services being concurrently consumed by the supplier. Notwithstanding the foregoing, the parties recognize that in some cases the policies, practices, procedures and methods followed in connection with providing such comparable services prior to the Closing Date will have to be modified in order to provide the Services after the Closing Date and, subject to Section 1.06, agree to modify the same on a reasonable and cooperative basis to achieve the purpose described above.


                  1.03 The parties recognize that the Services may include services which, by their nature, are required to be provided by or to affiliates or subsidiaries of the parties. The parties also recognize that such affiliates or subsidiaries may enter into other service agreements with respect to the provision of such Services ("Affiliate Agreements"). The parties shall (i) to the extent required in order to provide such Services, cause their affiliates and subsidiaries to provide such Services as if such affiliates and subsidiaries were the parties themselves, and (ii) provide or cause their affiliates or subsidiaries to provide such Services to each other's subsidiaries and affiliates, and each party shall cause its subsidiaries and affiliates to pay for such Services as if such subsidiaries and affiliates were the parties themselves. In connection with the provision of such Services, each party's affiliates and subsidiaries shall be entitled to the benefits of (i) the limitations on liability set forth herein and (ii) the limitations on the obligation to provide Services set forth herein as if such subsidiaries and affiliates were the parties themselves. To the extent that such subsidiaries and affiliates enter into Affiliate Agreements with respect to such Services, such Affiliate Agreements shall supersede this Agreement in respect of such Services.

                  1.04 Each party shall, in a timely manner, take and cause its subsidiaries and affiliates to take all such actions as may be reasonably necessary or desirable in order to enable or assist the other party and its subsidiaries and affiliates to provide the Services required to be provided by them, including actions such as providing necessary information and specific written authorizations and consents. The party required to provide such Services shall be relieved of its obligations to do so hereunder to the extent that the other party's failure to take or cause to be taken any such action renders provision of such Services unlawful or impracticable.

                  1.05 No party shall be required to, or to cause its subsidiaries or affiliates to expand facilities, incur capital expenses or employ additional personnel in order to provide Services.

                  1.06 In general, the Services will be provided by each of the parties and their subsidiaries and affiliates in accordance with their respective practices, methods, policies and procedures which may be changed from time to time and at any time so long as such changes are not intended to unfairly discriminate against the other party or its subsidiaries or affiliates. When such changes are made, the Services affected thereby, as changed, shall immediately be subject to the provisions of this Agreement and be deemed to be "Services" for all purposes hereunder, whether or not such changes are evidenced by an amendment to this Agreement or the Schedules.


         ARTICLE 2 - SERVICES TO BE PROVIDED

                  2.01 Except as otherwise agreed and subject to the terms and conditions of this Agreement, each party shall provide or cause to be provided the Services to the other party and its subsidiaries and affiliates throughout the term of this Agreement.

                  2.02 The parties may, at any time during the term of this Agreement, mutually agree to amend the Schedules so as to delete, include or modify Services.

         ARTICLE 3 - PERIOD OF SERVICES:  TERM

                  3.01 The term of this Agreement shall commence on the date hereof and shall continue through June 30, 2000. This Agreement may be renewed on an annual basis thereafter pursuant to the following procedure. Each party receiving Services hereunder ("Receiving Party") shall submit a written notice to the party performing the Services ("Performing Party") not later than 90 days before the end of the then current term. The notice shall include a list of the Services it wishes to continue to receive for the upcoming year. Within 30 days of receipt of the notice, the Performing Party shall respond with a written list of the fees associated with the provision of those Services as calculated pursuant to Section 4.02. The Receiving Party shall have 15 days from the receipt of the fee list to reject any Service for which it believes the fee to be unreasonable. A Performing Party may discontinue the provision of any or all Services (i) which are rejected by the Receiving Party by providing the Receiving Party with 30 days' advance written notice of its intention to do so (which may be given at anytime after such rejection) or (ii) at any time after June 30, 2000 by providing the Receiving Party with at least 12 months' advance written notice of its intention to do so.

                  3.02 Upon the termination of this Agreement, the parties shall be released from any and all obligations to perform the Services hereunder. The parties' respective obligations under Sections 4, 8 and 9 shall survive such termination.

                  3.03 Notwithstanding the foregoing, if, at any time, Graph-Tech ceases to be a majority-owned subsidiary of UCAR, Graph-Tech may discontinue any or all Services without further responsibility for compensation associated with those Services.

         ARTICLE 4 - COMPENSATION; PAYMENT

                  4.01 Each Receiving Party shall pay or cause to be paid to the Performing Party or its designee a fee for each Service as set forth in the applicable Schedule and, to the extent not set forth therein, as determined in accordance with Section 4.02 (a "Fee").

                  4.02 The Fee for each Service, with the exception of the Rent established in Schedule 2, shall be determined in accordance with UCAR's standard internal accounting practices and procedures for determining and allocating the cost of such Services prevailing as of the date hereof. Graph-Tech has determined that, as of the date hereof, it will use the same practices and procedures. Notwithstanding the foregoing, if such practices and procedures are changed by either party after the date hereof, such changed practices shall be used to determine such Fee only with the prior written consent of the other party, which consent shall not be unreasonably withheld. Cost is generally defined as departmental expense (wages and related overhead directly associated with the department, fringe benefits, rent, telephone expense, supplies and travel expense which is charged to a departmental unit, etc.).

                  4.03 The Receiving Party shall reimburse the Performing Party for all actual costs incurred related to the Services. The Performing Party shall provide with each quarterly invoice an itemization of reimbursable expenses along with supporting documentation. Reimbursable expenses shall include those expenses that would not normally be covered with the applicable Fee and which are solely related to the provision of the related Services, as further defined in each of the Schedules.

                  4.04 The Performing Party shall send invoices for the Fee for the Services rendered on such intervals as may be determined by the parties, but not less frequently than quarterly. Payment of each invoice shall be due net thirty (30) days from the date of such invoice.


                  4.05 If, within thirty (30) days following receipt of any invoice, the Receiving Party notifies the Performing Party in writing that it questions all or any part of the Fee reflected in such invoice,
         (i) the Receiving Party may withhold payment of the amount in question and (ii) the Performing Party shall provide to the Receiving Party within thirty (30) days after receipt of such notice a certificate, signed by the appropriate financial officer or department head of Performing Party, answering the question in reasonable detail sufficient to permit the Receiving Party to verify the accuracy of such Fee together with documentary evidence of the basis for the calculation of such Fee. Pending receipt of any such certificate and documentary evidence, the Receiving Party shall pay or cause to be paid the unquestioned amount of such Fee to the Performing Party or its designee when due. Within ten (10) days after receipt of such certificate and documentary evidence, the Receiving Party shall (i) pay or cause to be paid the balance of such Fee to the Performing Party or its designee or
         (ii) give written notice to the Performing Party that the Receiving Party continues to so question the Fee. Promptly after receipt of such notice, the parties shall negotiate in good faith a resolution of such question. If the parties cannot resolve such question in a mutually satisfactory manner within thirty (30) days after such notice shall have been given, the question shall promptly be submitted to the independent public accountants retained by the parties, whose decision shall be final and binding on both parties. Such firm will review the books and records of the parties (and their respective subsidiaries and affiliates, as the case may require) and make such other investigation as it shall deem necessary to resolve such question. The costs of retaining such firm shall be borne by the party against whom the accountants find.


         ARTICLE 5 - REPRESENTATIONS AND RIGHT TO AUDIT

                  5.01 THERE ARE NO REPRESENTATIONS OR WARRANTIES BY EITHER PARTY WITH RESPECT TO THE SERVICES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OR REPRESENTATION OF NON-INFRINGEMENT OF THE RIGHTS OF OTHERS.


                  5.02 Notwithstanding the above, the Receiving Party shall have the right to audit the books and records of the Performing Party during normal hours and upon reasonable notice. The audit will be limited to such books, records and other documents which relate to the provision of the Services and payments received and actual costs incurred in performance of the Services.


         ARTICLE 6 - INDEPENDENT CONTRACTOR

                  Each party and its subsidiaries and affiliates shall be deemed to be independent contractors, and not agents, partners or joint venturers, in connection with the provision of Services.

         ARTICLE 7 - TAXES


                  In addition to any other amounts payable hereunder, the party who, or whose subsidiary or affiliate, receives Services shall promptly reimburse or cause to be reimbursed the provider of the Services for any taxes, excises, imposts, duties, levies, withholdings or other similar charges (except any taxes, excises, imposts, duties, levies, withholdings or charges based on net income) that such provider may be required to pay on account of the provision of such Services, provided, however, that the provider shall not be entitled to receive any such payment in respect thereof to the extent they have been included in the calculation of the Fee. Any amount payable under this provision shall be computed so as to hold the provider harmless on an after tax basis.

         ARTICLE 8 - CLAIMS

                Receipt of any Service hereunder shall constitute an unqualified acceptance of such Service and a waiver of any and all claims with respect to such Service, unless the provider of such Service receives written notice of a claim within sixty (60) days after such receipt. In the case of delayed provision or non-provision of any Service, any and all claims with respect to such delayed provision or non-provision shall be waived unless written notice of such claims is received by the party required to provide such Service within sixty (60) days after the date on which such Service was first required to be provided. No claim resulting from the breach of this Agreement, as to any Services provided or for delayed provision or non-provision of any Service, whether based on negligence, strict liability in tort, breach of warranty or any other basis, shall be greater in amount than the Fee for that portion of the Service in respect of which such claim is made; provided, however, that such limitation shall not apply to claims based on gross negligence, fraud or willful misconduct. In no event will a party or its subsidiaries or affiliates be liable to the other party or its subsidiaries or affiliates for any special, indirect, incidental or consequential damages or any lost profits, whether or not caused by or resulting from such negligence, strict liability, breach of warranty or other basis of claim.

         ARTICLE 9 - INDEMNITY

                  9.01 Nothing contained herein shall affect the obligations of the parties under Article 3 of the Transfer Agreement.

                  9.02 Each Receiving Party hereunder shall, without any further responsibility or liability of or recourse to the Performing Party, its subsidiaries or affiliates or their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assigns, be solely liable and responsible for, and shall indemnify them for and hold them harmless from and against any and all claims, liabilities, obligations, losses, deficiencies, damages, and fees and expenses of counsel, or judgments of any kind or nature whatsoever (except for civil or criminal penalties or punitive damages) arising out of the Services provided to it or its subsidiaries or affiliates hereunder or the failure to provide or delay in providing Services, regardless of by whom they are asserted and regardless of whether or not they are known or unknown, fixed or contingent or asserted or unasserted, but only to the extent that they arise out of the Services provided or required to be provided after the date of this Agreement and only to the extent that they do not arise out of fraud, gross negligence or willful misconduct. For purposes of this Section 9.02, Graph-Tech and its subsidiaries, on the one hand, and UCAR International Inc. and its subsidiaries (other than Graph-Tech and its subsidiaries), on the other hand, shall not be deemed to be affiliates or parent/subsidiary to each other.

                  9.03 The procedures set forth in Article 3 of the Transfer Agreement shall also apply to any claim for indemnification hereunder.

         ARTICLE 10 - FORCE MAJURE

                  Neither party shall be liable for its failure to perform hereunder, and the obligation of such party to perform hereunder shall be suspended, to the extent that its performance is made impracticable, delayed or prevented, in whole or in part, due to any occurrence beyond its reasonable control, including without limitation: acts of God; inclement weather; floods; accidents; strikes; lockouts; fires; wars; equipment failures; labor disputes; labor shortages; riots; demonstrations; sabotage; laws, ordinances, rules, regulations, standards or decrees of governmental or other authorities, whether valid or invalid (including, without limitation, import or export prohibitions or priorities, requisitions, allocations and price adjustment restrictions); inability to obtain or unavoidable delay in obtaining necessary power, materials, facilities, services or equipment; interruption or unavoidable delay in communication or transportation; or any other occurrence which could have a material adverse impact on the ability of such party to perform hereunder. If the obligations of a party are suspended pursuant to the preceding sentence, such party shall give written notice to that effect to the other party within then (10) days after suspension shall have commenced together with a statement setting forth reasonably full particulars concerning the cause of the suspension and shall use all possible diligence to remedy the cause of the suspension as quickly as possible. The requirement that the cause of the suspension be remedied with all possible diligence shall not require the settlement of strikes, lockouts or other labor difficulties, the incurrence of capital expenses or employment of additional personnel.

         ARTICLE 11 - CONFIDENTIALITY

                  Any and all information and data concerning the respective business and affairs of the parties and their affiliates and subsidiaries furnished or created in connection with the provision of the Services shall be subject to Article 9 of the Transfer Agreement.

         ARTICLE 12 - NOTICES

                  All notices permitted or required to be given hereunder shall be given by personal delivery, telex, telecopy, reputable overnight carrier, or registered or certified mail, return receipt requested, postage prepaid, addressed to the receiving party at its address set forth below:

                  When UCAR is the receiving party:

                           UCAR Carbon Company Inc.
                           3102 West End Avenue, Suite 1100
                           Nashville, Tennessee  37203
                           Attention: President
                           With a copy to: General Counsel

                  When Graph-Tech is the receiving party:

                           UCAR Graph-Tech Inc.
                           11709 Madison Avenue
                           Lakewood, Ohio  44107
                           Attention: President

         Any party may change its address for such purpose by giving written notice to the other party of such change. Any notice so delivered, telecopied or telexed shall be deemed to have been duly given upon receipt and any notice so mailed shall be deemed to have been duly given four (4) business days after so mailed.

         ARTICLE 13 - MISCELLANEOUS

                  13.01 This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Nothing contained herein shall be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than subsidiaries and affiliates of the parties as expressly provided herein. No assignment or transfer of this Agreement, or of any rights or obligations hereunder, may be made by either party without the prior written consent of the other party except in the instances in which an assignment of the Transfer Agreement would be permitted without such consent as provided therein. Any attempted assignment without the required consent shall be void.

                  13.02 The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed to be a substantive part of this Agreement.

                  13.04 The failure of either party at any time to enforce or require performance of any provision contained in this Agreement shall in no way operate as a waiver or affect the right of such party at a later time to enforce such provision. No waiver by any party of any breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be or construed as a further or continuing waiver of any such breach, or waiver of any other breach of any other term or covenant contained in this Agreement.

                  13.05 If any provision contained in this Agreement shall be held to be invalid or unenforceable in any jurisdiction for any reason, such provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering such provision invalid or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering invalid or unenforceable any other provision contained in this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

                  13.06 THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS RULES OR PRINCIPLES.

                  13.07 This Agreement and all the Schedules attached hereto constitute the entire understanding of the parties concerning the subject matter hereof and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. No modification of this Agreement or waiver of any terms or rights hereunder will be binding upon any party unless signed in writing by an authorized representative of such party.

                  13.08 All capitalized terms used herein or in the Schedules attached hereto which are not otherwise defined herein or therein shall have the meanings assigned to them in the Transfer Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

         UCAR Carbon Company Inc.           UCAR Graph-Tech Inc.

         By:  /s/                           By:  /s/
              ______________________            ____________________

         Name: ____________________         By: ____________________

         Title: _____________________       Title: ___________________

                                   SCHEDULE 1
                                    CORPORATE
                                    SERVICES

SERVICES                                                                              QUARTERLY
                                                                                       BILLING
PAYROLL                                                                               $ 7,500
       (a)General functions
             - Review and control payroll changes
             - Processing and balancing of changes
             - Process monthly payroll calculations
             - Distribution
             - Paychecks/EFT statements
             - PST's
             - Labor distribution
             - local deductions (united way, garnishments, credit unions, etc.)
             - inquiries and special requests
          - internal and external bank reconciliation's
          - General Ledger reconciliation's
          - Payment of HMO premiums
          - Program updates for mandated changes
          - Control and creation of the following benefit plan data feeds:
             - Savings Plan
             - Group Life
             - Supplemental Life
             - Medical
             - Health & dependent care reimbursement
             - Pension Earnings Data
             - Maintain and operate Salary Planning System
             - General EEO reports - quarterly and on demand
             - Monthly and Annual Workmen's Compensation
             - Transfer moving expense - tax gross-ups
             - Accrued vacation calculation
             - Payroll statistical reporting
             - Special pay/income
             - Stock options
             - SAR
             - Annual Awards
             - Special Recognition Awards
             - Management Incentive Payments
             - Various Component awards and gross-ups

             - Education Refunds
             - Vacation Advances
             - Personal use of auto
             - Non-cash awards (fringe and non-fringe)
             - New hire moving expenses
             - Temporary Employees - Weekly payroll
             - Annuity purchase payment data
          - Tax reporting
             - Monthly Federal/State withholding
             - Quarterly unemployment insurance
             - Reconciliation of tax ledgers
             - Annual W-2'
             - Annual IRS tape for earnings and taxes
             - reconciliation of W-2 earnings and taxes withheld
               to payroll database

CORPORATE FINANCIAL / AUDIT                                                             $ 12,500
             - Liaison between affiliates regarding budgets,
               forecasts, and actual reporting, etc.
             - Collect, monitor, and control financial data submitted
               by affiliates to ensure accurate and timely submission
               to corporate.
             - Ensure that US GAAP is being followed through analysis
               of financial data and through visits/contacts with
               affiliates, and internal and external auditors.
             - Ensure that internal controls are in place an that
               internal control documentation is complete and current.
             - Ensure that internal and external audit reports are properly responded to and appropriate corrective actions are taken.
             - Provide advice and service regarding accounting, financial reporting, tax, systems, and internal control matters.
LEGAL                                                                                  $ 86,000
             - Provide general consultation to the company for all legal issues affecting the company.
             - Consultation on all intellectual property issues including drafting and review of patent and trademark applications;
               maintenance of intellectual property.
             - Services related to corporate governance and corporate secretary functions necessary for the function of the company and
               subsidiaries.
             - Management of all outside counsel employed on behalf of the company and all litigation affecting the company.
             - Negotiate and draft contracts on behalf of the company.

ACCOUNTS PAYABLE                                                                       $ 1,625
             - Check printing and mailing, electronic fund transfer payments, and reconciliation of bank account to general ledger.

FIXED ASSETS - Maintain fixed asset records including system input                     $ 1,500
               for additions, retirements and monthly depreciation calculations.

CREDIT / COLLECTION                                                                    $ 5,625
             - Provide Credit research, and collection advice and assistance as needed to local credit/ collection personnel.

CORPORATE TAX
           - Prepare and file state and federal taxes income taxes.                                    $ 2,500
           - Review all assessment notices to ensure that they conform to values returned and negotiated.
           - Resolve discrepancies with tax assessor and/or tax collector.
           - Provide advice and service regarding tax matters.
           - Coordinate, monitor and control all state and local tax audits
           - Responsible for defense of any tax positions taken, in the event of audit.

INFORMATION SYSTEMS                                                                                    $ 62,500
           - Access to UCAR's corporate IT hardware, software and communications which is maintained by UCAR.
           - Including but not limited to AS/400, JD Edwards software, TReCs software, CMS software, LAN/WAN communications.

CORPORATE HS&EP                                                                                        $ 1,250
           - Provide advice and oversight as needed to local HS&EP personnel in complying with
             UCAR's Corporate HS&EP and governmental HS & EP requirements
           - Yearly audit of local HS&EP program.

CASH MANAGEMENT/TREASURY/RISK MANAGEMENT                                                               $ 12,500
           - Maintains banking relationships with banks.
           - Manages movement of cash between UCAR and GRAPH-TECH and various bank accounts.
           - Maintains insurance programs for GRAPH-TECH in conjunction with
             UCAR's insurance programs. Detail on Schedule 1.2

INVESTOR RELATIONS / COMMUNICATIONS                                                                    $ 12,500
           - Maintains relations with financial markets and analysis.
           - Use of UCAR's communication department's services as needed for the development of video's, brochures and other literature.

CORPORATE HUMAN RESOURCES                                                                              $ 37,500
            - Detail on Schedule 1.1


        TOTAL                                                                                          $243,500

                                  SCHEDULE 1.1

                Corporate Human Resource Administrative Services

I. Administrative Services shall be performed with regard to the following Plans:

         A.       Pension Plans
                  Qualified Plans:
               -  UCAR Carbon Retirement Plan
               -  UCAR Carbon Savings Plan
                  Non-Qualified Plans:
               -  UCAR Carbon Supplemental Retirement Income Plan
               -  UCAR Carbon Enhanced Retirement Income Plan
               -  UCAR Carbon Equalization Benefit Plan
         B.       Savings Plans
               -  UCAR Carbon Savings Plan
         C.       Medical Plans (including Retiree Medical Plans)
               -  UCAR Carbon Medical Plan
               -  UCAR Carbon Retiree Medical Plan
               -  UCAR Carbon Medicare Supplement Plan
         D.       Dental Plans
               -  UCAR Carbon Dental Assistance Plan
         E.       Life Insurance/Disability Plans
               -  UCAR Carbon Basic Life Insurance Plan
               -  UCAR Carbon Long Term Disability Plan
               -  UCAR Carbon Business Travel Accident Plan
         E.       Other Plans
               -  UCAR Carbon Employee Assistance Program
               -  UCAR Educational Refund Program
               -  UCAR Carbon Cafeteria Plan
               -  UCAR Health and Dependent Care Reimbursement Account Plan
               -  UCAR Student Loan Program
               -  UCAR bonus plans including the Management Incentive Plan and Global Incentive Plan (or any substitute plans adopted by Graph-Tech)
               -  Financial Counseling Program (so long as it continues in effect)
         F.       Corporate Relocation Services
               -  Corporate Homesale Agreement (Prudential Relocation
                           Management, Inc.)
               -  Relocation Consulting Services Agreement
               -  Prudential Mortgage Services Agreement

II.      Administrative Services shall include with regard to:

          A.      Benefit Plans:
                  Design and recommend plans for management and Board approval as appropriate and administer/monitor all such corporate benefit plans. This includes the health care plans, pension plan, savings plan, life insurance and numerous other formal benefit plans. Administrative services for such corporate benefit plans will also include retiree services to all Graph-Tech retirees.

         B.       Corporate Relocation
                  Provide services to employees being transferred, new hires and temporary assignees by providing relocation counseling, transfer policy information, relocation management contacts (appraisals, realtors, mortgage lenders, etc.) through Prudential Relocation Management. Performs invoice audits. Processes reimbursements for relocation expenses.

          C.     Benefit Plans Operations
                 Processes, maintains and forwards to carriers, monthly, all enrollments, changes and terminations for the following plans:
                 Basic Group Life, Medical, Dental, Major Medical, Retiree Medical, Medicare Supplement Plan (MMMSP - age 65 and over) and Long Term Disability.

                 o Performs Savings Program processing functions, which include before-tax and after-tax enrollments.
                 o Performs Pension Operations services, including calculating pension benefits, and data maintenance.
                 o Performs Accounting and Control functions, including record-
                   keeping, billing and financial analysis of benefit plans.

   III.   Actual Costs of the Plans
          In addition to the quarterly payments for Corporate Human Resource Administrative Services, Graph-Tech will pay to UCAR an amount equal to Graph-Tech's share of monthly costs with respect to the Plans. Such costs shall be determined in accordance with the current standard practices, policies and procedures of UCAR. Graph-Tech's share of such costs shall be determined on the same basis on which the share of such costs is determined for all other business units of UCAR. The present policies, practices and procedures for determining such costs and the present basis for allocating such costs among business units of UCAR are as follows:

         A. Pension: costs consist of expenses determined under FAS 87 (actuarial valuations) plus administration cost associated with the pension plans (including qualified and non-qualified plans). Pension costs will be allocated to Graph-Tech prorata based upon total straight time earnings of its employees.

         B. Savings Plan: costs (Company share) consist of expenses incurred based upon matching contributions from UCAR and Graph-Tech, respectively, to the Savings Plan plus administration cost associated with the savings plan. Savings Plan costs will be allocated to Graph-Tech prorata based on the same percentage as the actual basic savings deductions of its employees.

         C. Active Medical costs consist of claims, administration costs associated with the medical plan, adjustments to reserves, and reductions due to employee contributions. Active medical costs will be allocated to Graph-Tech prorata at the same percentage of Graph-Tech participants over total active participants in the medical plan.

         D. Retiree Medical costs consist of expenses determined under FAS 106 (actuarial valuations) and administration costs associated with the retiree medical plan. Retiree medical costs will be allocated to Graph-Tech prorata based on headcount.

         E. Group Life Insurance costs consist of premiums paid to insurance providers, administration costs associated with the insurance plan, and reductions due to employee contributions. Group life insurance costs will be allocated to Graph-Tech prorata based on straight time earnings of all basic group life insurance participants.

         F. Dental costs consist of claims and administration costs associated with the dental plan. Dental costs will be allocated to Graph-Tech prorata based on total active headcount.

         G. Employee Assistance Plan costs consist of fees to administer the plan. Employee assistance costs will be allocated to Graph-Tech prorata based on total active headcount.

         H. Long Term Disability costs consist of premiums paid to insurance providers, administration costs associated with the insurance plan, and reductions due to employee contributions. Long Term disability costs will be allocated to Graph-Tech prorata based on straight time earnings of all long-term disability participants.

         I. Other Medical costs consist of HMO premiums for participants who are in the various HMOs. HMO costs will be allocated to Graph-Tech prorata based on active headcount within the HMO.

         J. Educational Refund costs consist of cost to send employees to further their education (fees, books, etc.) Educational refund costs will not be allocated, but rather Graph-Tech will be charged the actual costs incurred for its employees.

                                  SCHEDULE 1.2
                               INSURANCE SERVICES


         UCAR shall use its reasonable efforts to cause Graph-Tech to be covered under the UCAR insurance policies or comparable substitute policies for directors and officers, worker's compensation, general liability, fire and other types of losses which will provide to Graph-Tech substantially the same types of insurance provided to Graph-Tech immediately prior to the Closing Date, subject to availability and except to the extent that UCAR determines that doing so unreasonably increases total cost of coverage and except to the extent that UCAR determines to discontinue coverage or a line of coverage for itself. In addition to the Fees, Graph-Tech shall pay the portion of the premiums and other charges for the insurance attributable to the coverage provided to Graph-Tech which amounts will be invoiced as provided in the Agreement. The portion of such premiums and other charges payable by Graph-Tech shall be allocated in good faith by UCAR and amended to reflect the cost to UCAR of the insurance premiums and other charges that are properly attributable to Graph-Tech (but without any allocation of UCAR overhead costs). The insurance provided shall be subject to such policies of insurance or self-insurance, and such guidelines and procedures in respect of insurance and self-insurance as UCAR shall determine. In the event the insurance coverage changes from that in effect immediately prior to the Closing Date, UCAR agrees:

                  (a) to the extent that UCAR is aware of a material change prior to the effective date of the change, to provide notice to Graph-Tech of the change prior to its effective date, or

                  (b) otherwise to provide notice to Graph-Tech upon becoming aware of the change.

         It is expressly agreed by Graph-Tech and UCAR that any self-insurance, retention or deductible shall be for the account of and be an obligation of Graph-Tech and that Graph-Tech's obligations in respect of such self-insurance retention or deductible shall survive the termination of this Agreement. Experience rated insurance policies will be actualized as soon as practicable after the end of a policy period; and as applicable, Graph-Tech shall promptly reimburse UCAR for the amount of any increased cost or UCAR will promptly refund to Graph-Tech any overcharges. Upon completion of any insurance policy audit that results in a retroactive increase or decrease in premium, Graph-Tech shall promptly pay its allocable portion of any increases premium to UCAR or UCAR will promptly refund the allocable portion of any policy refund to Graph-Tech.

                                   SCHEDULE 2

                 PRODUCT AND PROCESS DEVELOPMENT CENTER SERVICES

SERVICES: UCAR shall provide the following Services at its Product and Process Development Center located at 12900 Snow Road, Parma, Ohio 44130, as more fully described on the site layout attached hereto and incorporated herein as Exhibit "A" (the "Site"):

         1.       Site Services

         UCAR shall make the facilities at the Site previously utilized by UCAR to conduct its natural, acid-treated and flexible graphite product business (the "Business") available to GRAPH-TECH for use by GRAPH-TECH in its conduct of the Business, in a manner and to an extent consistent with past practice. Without limiting the foregoing, GRAPH-TECH shall have full use of the space identified on Exhibit "A". UCAR may move GRAPH-TECH from the space identified to equivalent space, fully suitable for Graph-Tech's use, upon 90 days prior written notice to GRAPH-TECH.


         The Site Services shall include:

         o the use of approximately 1,872 sq. ft. of office space, as designated on the attached Exhibit "A"

         o the use of approximately 5,160 sq. ft. of laboratory space, as designated on the attached Exhibit "A"

         o the use of approximately 864 sq. ft. of storage space, as designated on the attached Exhibit "A"

         o the use of all common areas, restrooms, cafeteria, non-exclusive parking spaces, specialized laboratory facilities and conference rooms (specialized laboratory facilities and conference rooms as available or scheduled in advance)(4,000 sq. ft. allocated for purposes of Rent calculation)

         o all utilities, including electricity, sewer, natural gas, HVAC, potable and distilled water, compressed air, nitrogen, argon, oxygen, steam and local telephone

         o        shipping and receiving

         o        plant emergency response

         o        mail distribution

         o        custodial and janitorial services

         o        duplicating, fax machines and related office services

         o        use of the cafeteria (subsidy included in Rent)

         o        guard and security services

         o        waste hauling services

         o computer services, including local area network (LAN) and support

         o new or used office furniture in good condition and existing lab equipment

         The Rent for the Site Services shall billed at the following annual rates:

         Office and Lab Space         $ 18.25 per square foot of occupied space
         Storage Space                $   5.00 per square foot of occupied space


         The Quarterly Rent for year 2000 based on the area assigned above shall be:

         January 1, 2000 - June 30, 2002:   $ 51,413.50       per quarter

                  For each year that the Site Services are extended beyond the original term of the Agreement, the Rent shall be set at the fair market rent value of like space offering the same services in the area. To determine fair market rent value, the parties shall employ an acceptable independent third party appraiser with knowledge of the area. If either party disagrees with the fair market rent value established by the first appraiser, that party may employ a second independent appraiser, at its cost. If the second appraiser's fair market rent value varies by less than 10% from the first appraiser's fair market rent value, the average of the two values shall become the Rent for the extended term. If the second fair market rent value varies by greater than 10%, the parties shall appoint a third appraiser and the two closest appraised values shall be averaged to determine the final Rent. An appraiser may be a broker. The cost of the first and third appraisers shall be borne equally by the parties.

                  Because of possible future expansions of GRAPH-TECH's Business, GRAPH-TECH, from time to time, may request the use of additional space within the Site. Upon receipt of a request, UCAR shall use reasonable efforts to satisfy GRAPH-TECH's space requirements within UCAR's then existing vacant space at the Site. Any additional space will be billed at the rates set out above.

         References in the Agreement to Fees shall include Rent hereunder.

         2. Research and Development Services

         Research Services shall include the equivalent of one full time researcher and administrative support for both the UCAR and GRAPH-TECH research personnel at the Site, in a manner and to an extent consistent with past practice. Development Services shall include consultation by the Director of the Technical Center and such personnel necessary for the continued protection, maintenance and prosecution of patents, patent applications and other intellectual property/ideas generated at the Site, in a manner and to an extent consistent with past practice. For these Services, GRAPH-TECH shall pay a flat fee of $60,500.00 per quarter.

         3. Site Health, Safety and Environmental Services ("HS&EP Services")

         UCAR shall provide the same level of HS&EP Services as were previously provided to the Business at the Site. The HS&EP Services shall include, among other services, full time support of Site HS&EP personnel, the Site chemical inventory system and the Site hazardous waste disposal services. UCAR shall provide at the Site the services of a nurse and doctor, which shall be made available for all GRAPH-TECH personnel. GRAPH-TECH shall pay a fee in the amount of $10,000.00 per quarter for these Services.

         4. Stores Services

         UCAR shall provide a company store fully stocked with products and materials necessary for the operation of the Business at the Site, and Graph-Tech shall have the right to use such products and materials, at the same level as prior to the transfer of the Business. GRAPH-TECH shall pay a fee in the amount of $1,400.00 per quarter for these Services.

         5. Technical Information Services ("TIS Services")

         UCAR shall provide the same level of TIS Services as were provided to the Business and the GRAPH-TECH personnel located at the Site prior to the transfer of the Business. TIS Services shall include, among other services, fully updated technical library and related services, subscriptions and online services. GRAPH-TECH shall pay a fee in the amount of $7,500.00 per quarter for these Services.

         6. Per Use Services

         UCAR shall provide the same level of Per Use Services as were provided to the Business and the GRAPH-TECH personnel located at the Site prior to the transfer of the Business. Those Per Use Services shall include and be billed to GRAPH-TECH as follows:

             Analytical and Microscopy                   $     87.64 per hour
             Physical Testing                            $     76.72 per hour
             Pilot Plant with UCAR Technician            $     90.60 per hour
             Pilot Plant with GRAPH-TECH Technician      $     60.24 per hour
             High Temperature Cure Furnace               $1,560.00 per full load


         The Per Use Services shall be provided on a first-come/first serviced basis. Requests for these Services by GRAPH-TECH shall be given equal priority among all such requests.

         References in this Schedule to the past (as in past practice) or prior to transfer of the Business shall mean prior to January 1, 2000.

                                   Schedule 3
                  SERVICES TO BE PROVIDED BY GRAPH-TECH TO UCAR

Factory "A" Lease Administration

Graph-Tech shall provide for the complete administration of the Lease dated January 1, 1989, as amended (the "ACC Lease"), between UCAR Carbon Company Inc. and Advanced Ceramics Corporation ("ACC"). In connection therewith, Graph-Tech shall diligently manage the space within Factory "A", located at 11709 Madison Avenue, Lakewood, Ohio 44107, currently occupied by ACC as more fully defined within the ACC Lease, including providing for:

1.       necessary maintenance of the buildings and grounds

2.       collection of rents and costs

3.       necessary utilities including electricity, water, gas, telephone, etc.

4. coordinate issues with the City of Lakewood and other government agencies regarding the site

UCAR shall pay to Graph-Tech a fee in the amount of $18,750 per quarter for administration and management services. UCAR shall reimburse Graph-Tech for all costs incurred in providing maintenance, utilities and other expenses to the leased space (other than (1) those for which Graph-Tech is responsible under the Lease and other Agreements between it and UCAR and (2) those paid for by ACC).

UCAR authorizes Graph-Tech, to exercise on behalf of UCAR, any and all of UCAR's rights under the ACC Lease, which may be necessary for Graph-Tech's successful administration of the ACC Lease. Graph-Tech shall not, however, have authority to commence or defend any legal proceedings in respect of the ACC Lease. Graph-Tech shall promptly inform UCAR of any material developments in respect of the ACC Lease, and shall seek and act in accordance with instructions from UCAR with respect thereto.

Research and Development

Graph-Tech may, from time to time, provide research, development and other technical services to UCAR. UCAR shall pay for those services, as rendered, on an hourly basis. Graph-Tech shall submit an invoice to UCAR with detail as to the time expended, description of the work and total due on a monthly or quarterly basis. The following rates shall apply:

         Technicians $90.61/hr.
         Scientist/Engineer $125.79/hr.